Exhibit 4.5

Certificate of Designation

of

Series A Redeemable Preferred Stock

and

Series A-1 Convertible Preferred Stock

of

Innovative Micro Technology, Inc.

Certificate of Designation

of

Series A Redeemable Preferred Stock

and

Series A-1 Convertible Preferred Stock

of

Innovative Micro Technology, Inc.

Innovative Micro Technology, Inc., a Delaware corporation (the “Corporation”), pursuant to Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designation and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board”) by the Certificate of Incorporation of the Corporation, the Board duly adopted the following resolutions:

WHEREAS, the Board is authorized, within the limitations and restrictions stated in the Certificate of Incorporation, to fix by resolution or resolutions the designation of each series of Preferred Stock, par value $.0001 per share (the “Preferred Stock”), and the rights, preferences, privileges and restrictions thereof, including, without limiting the generality of the foregoing, such provisions as may be desired concerning voting, dividends, conversion, dissolution or the distribution of assets, and such other subjects or matters as may be fixed by resolution or resolutions of the Board of Directors under the Delaware General Corporation Law; and

WHEREAS, the Board, pursuant to its authority as aforesaid, has determined that it is in the best interest of the Corporation and its stockholders to authorize and fix the terms of two series of Preferred Stock and the number of shares constituting the series;

NOW, THEREFORE, BE IT RESOLVED, that two series of Preferred Stock are hereby created and authorized to be issued in the number and series, and on the terms and with the provisions, set forth below.

ARTICLE I

Series A Redeemable Preferred Stock

A.                                   Designation of Series and Number of Shares.  1,000,000 shares of the Corporation’s authorized Preferred Stock are hereby designated “Series A Redeemable Preferred Stock” and authorized for issuance with the rights, preferences, privileges and limitations set forth below.

B.                                     Voting.

1.                                       General.  The holders of Series A Redeemable Preferred Stock (the “Series A Holders”) shall have no voting rights with respect to their shares of Series A Redeemable Preferred Stock (the “Series A Shares”), except as set forth in Section F below and as otherwise may be required by law.

2.                                       Series A Directors.  So long as Series A Shares remain outstanding, at any meeting held for the purpose of electing directors (or in a written consent in lieu thereof), the presence in person or by proxy (or the written consent) of the Series A Holders holding at least a majority of the Series A Shares then outstanding shall constitute a quorum of the Series A Redeemable Preferred Stock for the election of two (2) directors who shall be elected solely by the Series A Holders (the “Series A Directors”).  So long as Series A Shares remain outstanding, a vacancy in the directorships elected by the Series A Holders as provided in this Section I.B.2 shall be filled only by the vote or written consent of the Series A Holders.  Notwithstanding anything to the contrary in the Certificate of Incorporation or Bylaws of the Corporation, so long as Series A Shares remain outstanding, the Series A Holders shall have sole authority to nominate the candidates for election as Series A Directors, provided such candidate must be qualified to serve under any applicable law, regulation or rule applicable to the Corporation.  The Corporation shall reimburse the Series A Directors for reasonable expenses incurred in attending meetings of directors.  Notwithstanding the foregoing, in the event of the consummation of a redemption of the Series A Shares as contemplated under Section I.E below such that no Series A Shares remain outstanding, the Series A Holders immediately shall cease to have the right to elect such directors and the directorships formerly elected by the Series A Holders shall thereupon become a general directorship elected by all the stockholders voting together as a single class at any meeting held for the purpose of electing directors (or in a written consent in lieu thereof).

C.                                     Dividends.

1.                                       Mandatory Dividend. Until the fourth anniversary of the Original Issuance Date, the Series A Shares shall bear mandatory, cumulative dividends per share at the rate of 4.665% of the Series A Original Issuance Price (as defined in Article III below) per annum, to be paid each year in cash on or before December 31 of such year out of Available Funds and Assets, and to be paid on a pro rata basis based on the actual number of days elapsed for any partial year (the “Mandatory Dividend”).  If the Mandatory Dividend is not paid by December 31 of any year in which the Mandatory Dividend is payable, or if the Series A Shares are redeemed in any such year prior to December 31 of such year and the Mandatory Dividend had not yet been paid for such year at the time of such redemption, in each such case the Mandatory Dividend amount for such year shall accumulate and be added to the Series A Redemption Price as set forth below.

2.                                       Preferred Dividends.  Beginning on the fourth anniversary of the Original Issuance Date, the Series A Shares shall bear dividends per share at the rate of 4.665% of the Series A Original Issuance Price (as defined in Article III below) per annum (the “Preferred Dividend”), out of Available Funds and Assets, when, as and if declared by the Board of Directors of the Corporation (the “Board”).  No dividend or distribution shall be declared with respect to the Series A-1 Convertible Preferred Stock or the Common Stock in any year unless full provision has been made to pay the Preferred Dividend with respect to the Series A Shares.

D.                                    Liquidation.  In the event of any Liquidating Transaction, the Series A Holders shall be entitled to receive, prior and in preference to any distribution to the holders of Common Stock and the Series A-1 Convertible Preferred Stock, the following sum:

(i)                                     an amount per share equal to the Series A Original Issuance Price, plus

(ii)                                  all accumulated unpaid Mandatory Dividend amounts; plus

(iii)                               the amount of any unpaid additional dividends that have been declared with respect to the Series A Redeemable Preferred Stock, including without limitation any Preferred Dividends.

E.                                      Redemption.

1.                                       Redemption at Option of Corporation. At any time, and from time to time, the Corporation may by resolution of the Board redeem all or a part of the Series A Shares, out of Available Funds and Assets.  Upon notice to the Series A Holders of such redemption, the Series A Shares so redeemed shall be cancelled and the certificates therefor shall represent only the right of each Series A Holder to receive, on surrender of such certificate, payment of the following sum (the “Series A Redemption Price”):

(i)                                     an amount per share equal to the Series A Original Issuance Price; plus

(ii)                                  all accumulated unpaid Mandatory Dividend amounts; plus

(iii)                               the amount of any unpaid additional dividends that have been declared with respect to the Series A Redeemable Preferred Stock, including without limitation any Preferred Dividends.

If the Corporation redeems part of the Series A Shares pursuant to this Section I.E(1), each Series A Holder shall receive, in addition to the payment of the Series A Redemption Price for the cancelled shares, a new certificate evidencing the holder’s remaining Series A Shares.

2.                                       Redemption at Option of Series A Holders.  At any time after the fourth anniversary of the Original Issuance Date, the Series A Holders may, by an affirmative vote of the Series A Holders holding at least a majority of the then-outstanding Series A Shares, elect to cause the Corporation to redeem all of the Series A Shares.  In so electing, the Series A Holders shall also elect to receive as payment in full for the Series A Shares the consideration set forth in either subsection (a) or subsection (b) below:

(a)                                  Cash Redemption.  If elected by the Series A Holders holding at least a majority of the then-outstanding Series A Shares, each such Series A Holder shall receive the Series A Redemption Price for each share surrendered to the Corporation.

(b)                                 Conversion.  If elected by the Series A Holders holding at least a majority of the then-outstanding Series A Shares, each Series A Holder shall receive in exchange for his Series A Shares surrendered to the Corporation a note evidencing indebtedness of the Corporation (an “Exchange Note”) in a principal amount equal to (i) the number of Series A Shares held by the Series A Holder, multiplied by (ii) the Series A Redemption Price.  The Exchange Notes shall bear interest at the rate of 9% per annum, shall be secured by all assets of the Corporation, be senior to any debt incurred subsequent to the issuance of the Exchange Notes and shall mature on the one-year anniversary of their date of issuance.

Immediately after the Corporation receives a valid notice of the election by the Series A Holders to redeem the Series A Shares in accordance with this Section I.E(2), all outstanding Series A Shares shall be cancelled and the certificates therefor shall evidence only the right to receive the payment described in Section I.E(2)(a) above or the Exchange Note described in Section I.E(2)(b) above (as elected by the Series A Holders holding at least a majority of the then-outstanding Series A Shares) upon the surrender of such certificates.

If the funds of the Corporation legally available for redemption of Series A Shares on any date for redemption pursuant to this Section I.E(2) are insufficient to redeem the total number of Series A Shares to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the Series A Holders based upon their holdings of Series A Shares to be redeemed.  The Series A Shares not redeemed on a particular date for redemption hereunder shall remain outstanding and entitled to all of the rights and preferences provided herein.  To the extent the Corporation has Available Funds, such funds will as promptly as practicable be used to redeem the balance of the Series A Shares that the Corporation has become obliged to redeem on any date for redemption hereunder but which it has not redeemed.

3.                                       Automatic Redemption. Upon the closing of a Qualified Public Offering (as defined in Article III below), all then-outstanding Series A Shares shall be automatically redeemed at a price per share equal to the Series A Redemption Price.  At the time of such closing, all of the then-outstanding Series A Shares shall be cancelled, and the certificates therefor shall evidence only the right to receive upon surrender the Series A Redemption Price.

F.                                      Protective Provisions.  So long as any Series A Shares remain outstanding, the Corporation shall not, by merger, consolidation or otherwise, without obtaining the prior written consent or affirmative vote of the Series A Holders holding at least a majority of the Series A Shares then outstanding, voting together as a single class and given by written consent in lieu of a meeting or by votes at a special meeting called for such purpose (for which written notice shall have been given to all Series A Holders in the manner provided in the Bylaws of the Corporation), do any of the following:

1.                                       Consummate a Liquidating Transaction, enter in to an agreement to consummate a Liquidating Transaction, or dissolve, liquidate or wind up the Corporation.

2.                                       Purchase or acquire another company or entity, whether by way of acquiring a majority of the outstanding stock of such entity, purchasing the assets of such entity, or otherwise.

3.                                       Amend the Corporation’s Certificate of Incorporation or Bylaws.

4.                                       Change or amend the rights, preferences or privileges of the Series A Redeemable Preferred Stock.

5.                                       Cease to conduct or carry on the business of the Corporation or make a material change to the basic nature of its principal business activities.

6.                                       Increase, decrease or cancel the authorized capital shares of the Corporation or any subsidiary of the Corporation, or allot, purchase or redeem any shares or securities convertible into or carrying a right of subscription in respect of shares or any warrants or grant or issue any options, rights or warrants, except for the redemption of Series A Redeemable Preferred Stock in accordance with this Certificate of Designation and the repurchase of unvested stock in connection with the termination of a service provider’s relationship with the Corporation pursuant to the terms of, and at the price provided for in, a written agreement that is in effect on the filing date of this Certificate of Designation, or that has been approved by the Board and at least two of the Series A and Series A-1 Directors, between such individual and the Corporation that provides for such repurchase.

7.                                       Create any new class or series of stock with rights, preferences or privileges superior to or pari passu with the Series A Redeemable Preferred Stock.

8.                                       Change the number of authorized directors, unless such change is approved by the Board, including at least two of the Series A and Series A-1 Directors.

9.                                       Borrow in excess of $500,000 in aggregate principal amount outstanding at any time, unless approved by the Board, including at least two of the Series A and Series A-1 Directors.

10.                                 Grant a security interest in, encumber, transfer or otherwise dispose of any of the Corporation’s or its subsidiaries’ real or intellectual property.

11.                                 Declare or pay a dividend, or effect any type of recapitalization or reclassification of the Corporation’s capital stock.

12.                                 Increase the number of shares reserved for issuance in the Corporation’s current option plan, or adopt a new option or stock incentive plan or increase the number of shares reserved for issuance in such future plan.

G.                                     No Reissuance of Series A Redeemable Preferred Stock.  No Series A Share or Shares acquired by the Corporation by reason of redemption, purchase, conversion to indebtedness or otherwise shall be reissued, and upon reacquisition by the Corporation all such shares shall be cancelled, retired and eliminated from the Series A Shares that the Corporation shall be authorized to issue.

ARTICLE II

Series A-1 Convertible Preferred Stock

A.                                   Designation of Series and Number of Shares.  1,000,000 shares of the Corporation’s authorized Preferred Stock are hereby designated “Series A-1 Convertible Preferred Stock” and authorized for issuance with the rights, preferences, privileges and limitations set forth below.

B.                                     Voting.

1.                                       General.  Each of the holders (the “Series A-1 Holders”) of shares of Series A-1 Convertible Preferred Stock (the “Series A-1 Shares”) shall be entitled to notice of any and all meetings of the holders of the Common Stock and notice of any actions taken by the holders of the Common Stock by written consent, and shall be entitled to vote on all matters (excluding the election of directors by the holders of Common Stock) presented to the holders of Common Stock on which such holders vote, voting together with the holders of the Common Stock as a single class, and shall be entitled to the number of votes equal to the largest whole number of shares of Common Stock into which the Series A-1 Holder’s Series A-1 Shares could be converted at the record date for the determination of the stockholders entitled to vote on such matters or, if no record date is established, at the date such vote is taken or any written consent of stockholders is solicited.

2.                                       Series A-1 Director.

(a)                                  In addition to the voting rights of the Series A-1 Convertible Preferred Stock pursuant to Section II.B(1) above, at any meeting held for the purpose of electing directors (or in a written consent in lieu thereof), the presence in person or by proxy (or the written consent) of the Series A-1 Holders holding at least a majority of the Series A-1 Shares then outstanding shall constitute a quorum of the Series A-1 Convertible Preferred Stock for the election of one (1) director who shall be elected solely by the Series A-1 Holders (the “Series A-1 Director”).  A vacancy in the directorship elected by the Series A-1 Holders as provided in this Section II.B(2) shall be filled only by the vote or written consent of the Series  A-1 Holders.  Notwithstanding anything to the contrary in the Certificate of Incorporation or Bylaws of the Corporation, the Series A-1 Holders shall have sole authority to nominate the candidates for election as the Series A-1 Director, provided such candidates must be qualified to serve under any applicable law, regulation or rule applicable to the Corporation.

(b)                                 The Corporation shall reimburse the Series A-1 Director for reasonable expenses incurred in attending meetings of directors.

C.                                     Dividends.  The Series A-1 Convertible Preferred Stock shall be entitled to receive dividends in parity with the Common Stock when, as and if declared by the Board on the Common Stock, out of Available Funds and Assets.  When any such dividend is declared or paid, each Series A-1 Holder shall be deemed to hold a number of shares of Common Stock equal to the largest number of whole shares of Common Stock into which the Series A-1 Holder’s Series A-1 Shares could be converted on the record date for the declaration of the dividend.

D.                                    Liquidation.  In the event of any Liquidating Transaction, after payment in full of any liquidation preference to the Series A Holders, then all of the remaining Available Funds and

Assets shall be distributed in parity among the Series A-1 Holders and the holders of the Common Stock on a pro rata basis, with each Series A-1 Holder deemed to hold a number of shares equal to the largest number of whole shares of Common Stock into which the holder’s Series A-1 Shares could be converted at the effective date of the Liquidating Transaction.

E.                                      Optional Conversion.

1.                                       Each Series A-1 Holder has the right, at such Series A-1 Holder’s option, at any time and from time to time, to convert any of such Series A-1 Holder’s Series A-1 Shares into Common Stock, on the basis hereinafter provided.  Each Series A-1 Share shall be converted into the number of fully paid, non-assessable shares of Common Stock that is equal to the Series A-1 Conversion Ratio, as determined pursuant to Section II.E(4) below.

2.                                       A Series A-1 Holder may exercise the conversion right described in Section II.E(1) by delivering to the Corporation during regular business hours, at the office of the Corporation or to any transfer agent designated by the Corporation for the Series A-1 Convertible Preferred Stock, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that the Series A-1 Holder elects to convert the Series A-1 Shares, stating the number of shares to be converted if less than the full number represented by the surrendered certificate, and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued.  Conversions shall be effective on the date when such delivery is made (the “Conversion Date”), and the person entitled to receive the Common Stock issuable upon such conversion shall be deemed for all purposes the record holder of the number shares of Common Stock then issuable, as of the Conversion Date.  As promptly as practicable thereafter, and in any event within twenty business days, the Corporation shall issue and deliver to the holder (or to the place designated in writing by the holder), a certificate or certificates in appropriate form and executed as provided under Section 158 of the Delaware General Corporation Law, evidencing the shares of Common Stock to which the holder is entitled and a check or cash in the amount of any fractional interest in a share of Common Stock as provided in Section II.E(3) below.  Upon conversion of only a portion of the Series A-1 Shares covered by a certificate, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of Series A-1 Shares representing the unconverted portion of the certificate so surrendered.

3.                                       No fractional shares of Common Stock or scrip shall be issued upon conversion of Series A-1 Convertible Preferred Stock.  Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of Series A-1 Convertible Preferred Stock, after issuing the largest whole number of shares of Common Stock issuable in any conversion, the Corporation shall pay a cash adjustment in place of the fractional interest in an amount equal to the then current market price per share (determined in accordance with Section II.E(4)(f) below) multiplied by such fractional interest.  Fractional interests shall not be entitled to dividends, and a holder of a fractional interest shall not be entitled to any rights as a stockholder of the Corporation in respect of a fractional interest.

4.                                       The initial “Series A-1 Conversion Ratio” shall be 5.6667, and shall be subject to adjustment at any time and from time to time as follows:

(a)                                  If the Corporation shall issue, after the Original Issuance Date, Additional Shares of Common Stock without consideration or for consideration per share less than the Trigger Price, then the Series A-1 Conversion Ratio shall (unless otherwise provided in this Section II.E(4)) automatically be adjusted to a number determined by multiplying the Series A-1 Conversion Ratio in effect immediately prior to the issuance by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to Section II.E(4)(a)(iv)(A) or (B)) plus the number of shares of Additional Shares of Common Stock actually issued, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance (including shares of Common Stock deemed to be issued pursuant to Section II.E(4)(a)(iv)(A) or (B)) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for the issuance would purchase at a price per share equal to the Trigger Price in effect immediately prior to the issuance (the “Adjustment Fraction”).  The initial “Trigger Price” shall be $3.00, and the Trigger Price at any time after the Original Issuance Date shall be $17 divided by the Conversion Ratio then in effect.

In any adjustment of the Series A-1 Ratio pursuant to this Section II.E(4)(a), the following provisions shall apply:

(i)                                     If Common Stock is issued for cash, the consideration shall be deemed to be the amount of cash paid for the Common Stock after deducting therefrom any discounts and commissions, but not legal fees or other expenses of the Corporation, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(ii)                                  If Common Stock is issued for consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board.

(iii)                               If Common Stock is issued without consideration, the consideration shall be deemed to be $0.0001 per share.

(iv)                              If the Corporation issues (x) options to purchase or rights to subscribe for Common Stock, (y) securities by their terms convertible into or exchangeable for Common Stock or (z) options to purchase or rights to subscribe for such convertible or exchangeable securities:

(A)                              the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration, if any, received by the

Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby (the consideration to be determined in each case in the manner provided in subdivisions (i), (ii) and (iii) above);

(B)                                the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration to be determined in each case in the manner provided in subdivisions (i), (ii) and (iii) above);

(C)                                on any change in the exercise price deliverable upon exercise of any such options or rights or conversions of or exchanges for such securities, other than a change resulting from an antidilution provision thereof, the applicable Series A-1 Conversion Ratio shall automatically be readjusted to such Series A-1 Conversion Ratio as would have resulted had the change in exercise price been made at the time of issuance of such options, rights or securities not converted prior to such change (or options or rights related to such securities not converted prior to such change); and

(D)                               Upon the expiration of any such options or rights, or the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Series A-1 Conversion Ratio, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(b)                                 If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of

Common Stock or by a subdivision or split-up of shares of Common Stock without a similar stock dividend, subdivision or split-up of the Series A-1 Convertible Preferred Stock, then, as of the record date fixed for the determination of holders of Common Stock entitled to receive the stock dividend, subdivision or split-up, the Series A-1 Conversion Ratio shall be increased in proportion to such increase in outstanding shares.

(c)                                  If, at any time after the Original Issuance Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock without a similar combination of the Series A-1 Convertible Preferred Stock, then, as of the record date for such combination, the Series A-1 Conversion Ratio shall be decreased in proportion to such decrease in outstanding shares.

(d)                                 If, at any time after the Original Issuance Date, the Common Stock issuable upon the conversion of the Series A-1 Convertible Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, reorganization, merger, consolidation, sale of assets or other change (other than by a Liquidating Event or a stock dividend or distribution provided for elsewhere in this Section II.E(4)), then in any such event each Series A-1 Holder shall have the right thereafter to convert such holder’s Series A-1 Shares into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization, merger, consolidation, sale of assets, or other change by a holder of the number of shares of Common Stock into which such Series A-1 Shares could have been converted immediately prior to such recapitalization, reclassification, reorganization, merger, consolidation, sale of assets or other change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

(e)                                  All calculations under this Section II.E(4) shall be made to the nearest one tenth (1/10) of a share or one hundredth (1/100) of a cent, as the case may be.

(f)                                    For the purpose of any computation pursuant to Section II.E(3) above or this Section II.E(4), the current market price at any date of one share of Common Stock shall be determined as follows:

(i)                                     If traded on a national securities exchange or the Nasdaq National Market, the current market price shall be deemed to be the average of the closing prices of the securities on such exchange over the period of twenty trading days ending three trading days prior to the date of determination;

(ii)                                  If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the period of twenty trading days ending three trading days prior to the date of determination; or

(iii)                               If there is no active public market, then in good faith by the Board, or if such determination cannot be made, by a nationally-recognized independent investment banking firm selected mutually by the Series A-1 Holders holding at least a majority of the Series A-1 Shares then outstanding and the Corporation (or, if such selection cannot be made, by a nationally recognized independent investment banking firm selected by the American Arbitration Association in accordance with its rules).

5.                                       Whenever Section II.E(4) provides that an adjustment shall be effective immediately after a record date for an event, the Corporation may defer the following actions until the occurrence of the event: (A) when Series A-1 Shares are converted as a result of such event, issuing to the holder of such Series A-1 Shares any additional shares of capital stock issuable by reason of an adjustment required by the event over and above the shares of capital stock issuable before giving effect to the adjustment, or (B) paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to Section II.E(3) above; provided, however, that in either case the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing the holder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

6.                                       Whenever the Series A-1 Conversion Ratio is adjusted as provided in Section II.E(4) above, the Corporation shall promptly file, at the office of the Corporation or any transfer agent designated by the Corporation for the Series A-1 Convertible Preferred Stock, a statement, signed by its chief financial officer, showing in detail the facts requiring such adjustment and the adjusted Series A-1 Conversion Ratio.  The Corporation shall also cause a copy of such statement to be sent by first-class certified mail, return receipt requested, postage prepaid, to each holder of shares of Series A-1 Convertible Preferred Stock at his or its address appearing on the Corporation’s records.  Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section II.E(7).

7.                                       If the Corporation proposes to take any action of the type described in Sections II.E(4)(a), (b), (c) or (d), or to commence a Liquidating Transaction, the Corporation shall give notice to each Series A-1 Holder in the manner set forth in this Section II.E(7), which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place.  The notice shall also set forth such facts as are reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Series A-1 Conversion Ratio then in effect and the number, kind or class of shares or other securities or property that shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of Series A-1 Shares.  In the case of any action that would require the fixing of a record date, the notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, the notice shall be given at least 30 days prior to the taking of such proposed action.  Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

8.                                       The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any Series A-1 Shares.

9.                                       The Corporation shall reserve, free from preemptive rights, out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series A-1 Convertible Preferred Stock, sufficient shares to provide for the conversion of all outstanding Series A-1 Shares, including any additional shares of

Common Stock that may be issuable from time to time pursuant to the adjustment provisions of Section II.E(4).

10.                                 All shares of Common Stock that may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and be free from all taxes, liens or charges with respect thereto.

F.                                      Mandatory Conversion.

1.                                       Qualified Public Offering or Election.  Each outstanding Series A-1 Share shall automatically be converted into fully paid and nonassessable shares of Common Stock, at the then applicable Series A-1 Conversion Ratio, immediately upon the closing of a Qualified Public Offering.  Upon receipt by the Corporation of notice (a “Conversion Notice”) that the Series A-1 Holders holding at least a majority of the then-outstanding Series A-1 Shares have elected to convert all or a portion of their Series A-1 Convertible Preferred Stock, then that number of Series A-1 Shares of each Series A-1 holder equal to the percentage of Series A-1 Shares converted by the Series A-1 Holders submitting the Conversion Notice, shall automatically be converted as well.

2.                                       Special Mandatory Conversion Upon Future Financing.

(a)                                  At any time after the Original Issuance Date, if (i) the Board grants to each Series A-1 Holder a right to purchase its Pro Rata Share of Qualified Securities (as each term is defined below) offered by the Corporation in a transaction or series of transactions primarily for equity financing purposes (an “Equity Financing”), (ii) the Corporation has given written notice to each Series A-1 Holder of its intention, describing the Qualified Securities, the price and the terms and conditions upon which the Corporation proposes to issue such Qualified Securities, (iii) the Corporation has provided to each Series A-1 Holder not less than ten (10) business days from the giving of such written notice to agree to purchase its Pro Rata Share of the Qualified Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Corporation and stating therein the quantity of Qualified Securities to be purchased, and (iv) any such Series A-1 Holder (or any predecessor, successor or affiliated entity to such Series A-1 Holder) purchases less than one hundred percent (100%) of such Series A-1 Holder’s Pro Rata Share of such Qualified Securities in such Equity Financing (such Series A-1 Holder being referred to herein as a “Non-Fully Participating Holder”), then the Converted Percentage (as defined below) of such Non-Fully Participating Holder’s Series A-1 Shares shall automatically and without further action on the part of such Non-Fully Participating Holder be converted, subject to and effective upon the consummation of such Equity Financing, into that number of shares of Common Stock that equals the number of shares of Common Stock that such Non-Fully Participating Holder would have received upon the conversion of such Series A-1 Shares had such shares been converted to Common Stock at the Series A-1 Conversion Ratio in effect immediately prior to such Equity Financing.  Such conversion shall be effected in accordance with the provisions of Section II.E.

(b)                                 “Converted Percentage” means one minus a fraction, the numerator of which is the number of Qualified Securities purchased by a Non-Fully Participating Holder and the denominator of which is the number of Qualified Securities that comprise such Non-Fully-Participating Holder’s Pro Rata Share of the Qualified Securities offered.

(c)                                  “Pro Rata Share” means a fraction, the numerator of which is the number of Series A-1 Shares by a Series A-1 Holder and the denominator of which is the total number of Series A-1 Shares then outstanding.

(d)                                 “Qualified Securities” means the number of shares of a class or series of equity securities (or securities convertible into or exercisable for equity securities) of the Corporation that is (1) issued subsequent to the Original Issuance Date and (2) issued for consideration per share (on an as-converted-to-common-stock basis) of less than $3.00, subject to adjustment for any stock dividends, combinations or splits with respect to the Common Stock taking place after the date of filing of this Certificate of Designation.

G.                                     Protective Provisions.

So long as any Series A-1 Shares remain outstanding, the Corporation shall not, by merger, consolidation or otherwise, without obtaining the prior written consent or affirmative vote of the Series A-1 Holders holding a majority of the Series A-1 Shares then outstanding, voting together as a single class, on an as-converted basis and given by written consent in lieu of a meeting or by votes at a special meeting called for such purpose (for which written notice shall have been given to all Series A-1 Holders in the manner provided in the Bylaws of the Corporation), do any of the following:

1.                                       Consummate a Liquidating Transaction, enter in to an agreement to consummate a Liquidating Transaction, or dissolve, liquidate or wind up the Corporation.

2.                                       Purchase or acquire another company or entity, whether by way of acquiring a majority of the outstanding stock of such entity, purchasing the assets of such entity, or otherwise.

3.                                       Amend the Corporation’s Certificate of Incorporation or Bylaws.

4.                                       Change or amend the rights, preferences or privileges of the Series A-1 Convertible Preferred Stock.

5.                                       Cease to conduct or carry on the business of the Corporation or make a material change to the basic nature of its principal business activities.

6.                                       Increase, decrease or cancel the authorized capital shares of the Corporation or any subsidiary of the Corporation, or allot, purchase or redeem any shares or securities convertible into or carrying a right of subscription in respect of shares or any warrants or grant or issue any options, rights or warrants, except for the redemption of Series A Redeemable Preferred Stock in accordance with this Certificate of Designation and the repurchase of unvested stock in connection with the termination of a service provider’s relationship with the Corporation pursuant to the terms of, and at the price provided for in, a written agreement that is in effect on the filing date of this Certificate of Designation or that has been approved by the Board including at least two of the Series A and Series A-1 Directors, between such individual and the Corporation, that provides for such repurchase.

7.                                       Create any new class or series of stock with rights, preferences or privileges superior to or pari passu with the Series A-1 Convertible Preferred Stock.

8.                                       Change the number of authorized directors, unless such change is approved by the Board, including at least two of the Series A and Series A-1 Directors.

9.                                       Borrow in excess of $500,000 in aggregate principal amount outstanding at any time, unless approved by the Board, including at least two of the Series A and Series A-1 Directors.

10.                                 Grant a security interest in, encumber, transfer or otherwise dispose of any of the Corporation’s or its subsidiaries’ real or intellectual property.

11.                                 Declare or pay a dividend, or effect any type of recapitalization or reclassification of the Corporation’s capital stock.

12.                                 Increase the number of shares reserved for issuance in the Corporation’s current option plan, or adopt a new option or stock incentive plan or increase the number of shares reserved for issuance in such future plan.

H.                                    No Reissuance of Series A-1 Convertible Preferred Stock.  No Series A-1 Share or Shares acquired by the Corporation by reason of conversion, redemption, purchase or otherwise shall be reissued, and upon reacquisition by the Corporation all such shares shall be cancelled, retired and eliminated from the shares of Series A-1 Shares that the Corporation shall be authorized to issue.

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ARTICLE III

Definitions

“Additional Shares of Common Stock” means all shares of Common Stock issued (or, pursuant to clauses (A) or (B) of Subparagraph (iv) of Section II.E(4)(a) above, deemed to be issued) by the Corporation after the Original Issue Date, other than Excluded Securities.

“Available Funds and Assets” means the funds and assets of the Corporation that may be legally distributed to the Corporation’s stockholders.

“Common Stock” means the common stock, par value $0.0001 per share, of the Corporation.

“Conversion Notice” has the meaning set forth in Section II.F(1).

“Converted Percentage” has the meaning set forth in Section II.F(2)(b).

“Equity Financing” has the meaning set forth in Section II.F(2)(a).

“Exchange Note” has the meaning set forth in Section I(E)(2)(b).

“Excluded Securities” shall mean securities issued:

(i)                                     to directors, employees or consultants of the Corporation or any subsidiary thereof as a form of compensation in accordance with a plan approved by the Board and stockholders of the Corporation; provided, that the number of securities issued under this clause (i) after the Original Issue Date does not exceed 3,000,000 (as adjusted for any stock dividends, combinations or splits with respect to such shares effected after the date of filing of this Certificate of Designation) unless approved by at least two of the Series A and Series A-1 Directors;

(ii)                                  in connection with any merger with, or acquisition of substantially all of the assets of, or a controlling interest in, any entity;

(iii)                               to a strategic (non-financial) investor as part of a collaborative effort to conduct business, and not primarily for equity financing purposes, in which the Corporation receives other consideration, including by way of entering into a joint venture or a distribution or licensing arrangement; provided such effort or transaction is approved by the Board, including at least two of the Series A and Series A-1 Directors;

(iv)                              as warrants in connection with any institutional debt financing approved by the Board, including at least two of the Series A and Series A-1 Directors, or on exercise of such warrants;

(v)                                 upon conversion of any convertible securities now outstanding, upon conversion of the Series A-1 Convertible Preferred Stock, or upon exercise of any options or warrants for which an adjustment to the Conversion Ratio has previously occurred pursuant to Section II.E(4)(a) above; or

(vi)                              in any actions described in Subsections (b), (c) or (d) of Section II.E(4) above.

“Issuance Date” means the date that the Series A Redeemable Preferred Stock and Series A-1 Convertible Preferred Stock were first issued by the Corporation.

“Liquidating Transaction” means either (i) a merger or acquisition of the Corporation in which the stockholders of the Corporation prior to such transaction do not own (in the same relative proportions) a majority of the outstanding shares of the surviving corporation or if the surviving corporation is a wholly owned subsidiary, then its parent; (ii) a sale, transfer or other disposition of all or substantially all of the assets of the Corporation, or (iii) any other winding up or dissolution of the Corporation.

“Mandatory Dividend” has the meaning set forth in Section I.C(1).

“Non-Fully Participating Holder” has the meaning set forth in Section II.F(2)(a).

“Original Issuance Date” means the date of the first issuance of shares of Series A Redeemable Preferred Stock and Series A-1 Convertible Preferred Stock.

“Preferred Dividend” has the meaning set forth in Section I.C(2).

“Pro Rata Share” has the meaning set forth in Section II.F(2)(c).

“Qualified Public Offering” means the Corporation’s first underwritten public offering of its shares after the Original Issuance Date, pursuant to registration under the Securities Act and resulting in gross proceeds of at least $35 million and a price per share that is equal to at least $6.00 (subject to adjustment for recapitalizations, splits, reverse splits and the like affecting the Common Stock).

“Qualified Securities” has the meaning set forth in Section II.F(2)(d).

“Series A Holder” means any holder of Series A Redeemable Preferred Stock.

“Series A Original Issuance Price” means $14.1667 (subject to adjustment for recapitalizations, splits, reverse splits and the like affecting the Series A Shares).

“Series A Shares” means shares of Series A Redeemable Preferred Stock.

“Series A-1 Holders” means any holder of Series A-1 Convertible Preferred Stock.

“Series A-1 Conversion Ratio” has the meaning set forth in Section II.E.(4).

“Series A-1 Shares” means shares of Series A-1 Convertible Preferred Stock.

“Trigger Price” has the meaning set forth in Section II.E.(4)(a).

The next page is the signature page.

IN WITNESS HEREOF, the undersigned has caused this Certificate of Designation to be duly executed by its President this 24th day of January, 2005.

INNOVATIVE MICRO TECHNOLOGY, INC.

/s/ John Foster
John Foster, President